Exhibit 10.21

Employment Agreement
between
Hans Geiselhöringer
Hohenzollemstrasse 146
80796 München
Germany
(hereinafter referred to as ‘Executive’)
and
Nobel Biocare Services AG
Postfach
8058 Zurich-Flughafen
Switzerland
(hereinafter referred to as ‘Employer’)

The Executive and the Employer are hereinafter jointly referred to as the ‘Parties’.
Nobel Biocare Services AG and any of its affiliated companies are hereinafter jointly referred to as ‘Nobel Biocare Group’.
1.    Function, Scope of Employment and Duties
The Executive is employed as Executive Vice President Global Research, Products & Development.
The Executive reports to the CEO. The Executive shall carefully perform the duties normally associated with the position of Executive Vice President Global Research, Products & Development and such other duties and responsibilities assigned to him from time to time by the CEO.
Place of work is mainly Zurich. However, Executive shall be required to travel regularly.
During the term of his employment, Executive shall not directly or indirectly participate in any company, which competes with Nobel Biocare Group. Executive may however, buy and hold participations in listed companies, as long as these investments stay within reasonable bounds and do not provide Executive with the opportunity to influence the management of such a listed company competing with Employer.
2.    Start of Work, Employment Term
This Agreement is valid as of the execution date and concluded for an Indefinite period of time. The notice period shall be 6 months. The termination notice shall be in writing. There is no probation period.
Employer reserves the right to terminate Executive’s employment contract without notice or payment in lieu of notice in the case of gross misconduct. Employer reserves the right to require Executive not to carry out his duties or attend place of work during the period of notice. In such circumstances, Executive will however, be expected to be available during hours the employer require this. At the absolute discretion of the Employer, payment in lieu of notice may be made.

Employment Agreement - Hans Geiselhöringer

3.    Annual Based Salary
Executive shall be entitled to a fixed gross salary of CHF 695’250 per year (Annual Base Salary) payable after deduction of Executive’s contributions to the social insurances and pensions scheme under applicable laws and regulations, in twelve identical installments at the end of each calendar month.
The Annual Base Salary compensates for the entire working time necessary for carrying out and performing the duties and obligations of Executive’s position and function. Overtime compensation is explicitly included in the Annual Base Salary.
4.    Short Term Incentive
Provided that the goals set by Employer (as described separately) as reached and, furthermore, that neither Executive nor Employer have given notice of termination at the end of the bonus year (each 31 December), Employer shall within 20 business days after the date of the unrestricted audit report on the consolidated financial statements of Employer pay to Executive a bonus of 50% (at target) gross of the Annual Base Salary and pro rata.
Possible other cash payments by Employer in addition to salary and bonus are always made voluntarily and determined by Employer at his sole discretion. Executive shall not have a right to receive any such additional payments and any payments made cannot be taken as a precedent for future or further payments.
5.    Long Term Incentive
Subject to the terms and conditions of the Long Term Incentive Plan then applicable for key executives of Nobel Biocare Group, Executive will be eligible for such incentives. Details will be addressed in line with the applicable plan. Earning perspectives in connection with Long-term Incentive Plan do not constitute a compensation for the work performed by Executive. Rights and duties of Executive in connection with any such options are exclusively governed by the provisions of the applicable Long-term Incentive Plan and do not form part of this Agreement.
6.    Deductions
Executive’s contributions to the social insurances and pension scheme under applicable laws and regulations shall be deducted from the payments under sections 3 to 5 above.
7.    Expenses
Employer shall compensate Executive for all expenses arising out of the performance of his duties under this Agreement, which are adequately supported by documentation. The settlement shall be made as per the end of each month. Executive is bound to adhere to Employer’s policy for expenses.
Executive is entitled to a tax free expense lump sum of currently CHF 1’750 (one thousand seven hundred and fifty Swiss Francs) per month. The payment will be subject to the applicable expense policies approved by the responsible tax authorities and may change in line with changes to these policies.
8.    Vacation
Executive shall be entitled to 25 days paid vacation per calendar year on a pro rata basis. Execuive shall determine the time of vacation taking into account his duties.
9.    Sickness, Accident
Employer will reimburse Executive according to the “Orientiering über die kolektive Kranken-Lohnausfall- und Unfallversicherung für die Mitarbeiterlnnen der Nobel Biocare AG”. The insurance premiums shall be paid by Employer.

Employment Agreement - Hans Geiselhöringer

10.    Pension scheme
Executive confirms having been informed about the existing social security protection and the apportionment of premiums. The level of participation of Executive in the pension fund will be subject to formal decision by the relevant Swiss social security administration.
11.    Confidentiality
Executive shall treat as confidential and not disclose to others, or take or use for Executive’s own purposes or for the purposes of others, any business matters of Employer and Nobel Biocare Group (“Business Matters”).
Business Matters include manufacturing secrets, business secrets and all other facts that are relevant for the business and are not known to the public and are either of a confidential nature (such as addresses of employees, suppliers and customers, agreements and their terms and conditions, accounting figures and balance sheet figures etc.) or have been indicated to Executive as being confidential.
This confidentiality obligation will remain effective after the termination of this Agreement without limitation and irrespective of the cause of termination.
Executive must keep in safe custody any documentation on Business Matters of Nobel Biocare Group and shall surrender it to Employer upon first request, at the latest at the end of this Agreement, and without keeping copies. Wherever copies cannot be surrendered to Employer (e.g. digital copies, data carriers or the like) such copies must be destroyed at the time of request to surrender even if destruction of copies has not been specifically requested by Employer.
12.    Non-Competition and Non-Solicitation Obligation
These obligations are requested in a specific Appendix to this Agreement.
13.    Data Protection
Executive acknowledges and agrees that Employer may store, transfer, change and destroy all of his personal data in connection with this Agreement, in accordance with the relevant laws on data protection.
14.    Further activities
Executive acknowledges and agrees that professional activities pursued outside the Nobel Biocare Group require Employer’s prior approval and will be decided on a case-by-case basis.
15.    Addenda
The following agreements form an integral part of this Employment Agreement:

•	Code of Conduct in its currently valid version

•	Expense Regulations (Spesenreglement)

•	Global Travel Policy for business trips

•	Employee Regulations (Switzerland)

Employment Agreement - Hans Geiselhöringer

16.    Amendments to Agreement, Applicable Law, Jurisdiction
No oral agreements exist in addition to this Agreement. Any changes, any amendments or additions to this Agreement must be in writing.
Should any one or more provisions of this Agreement be or become invalid, the other provisions shall not be affected. Invalid provisions shall be substituted with provisions which are most closely in line with the intended purpose.
This Agreement shall be governed by the laws of Switzerland.
Any disputes arising out of this Agreement shall be submitted to the ordinary courts of Switzerland.

Place, Date	23 September 2014

/s/ Richard Laube		/s/ Jörg von Manger-Koenig
Richard Laube		Jörg von Manger-Koenig
CEO		Executive Vice President Legal,
Compliance & Human Resources

/s/ Hans Geiselhöringer
Hans Geiselhöringer
Executive Vice President Global Research,
Products & Development

Employment Agreement - Hans Geiselhöringer

Hans Geiselhöringer
Hohenzollemstrasse 146
80796 München
Germany

Appendix to Section #12 of the Employment Agreement dated 23 September 2014, which states that the obligations of Non-Competition and Non-Solicitation are regulated in a specific Appendix:

1.
Executive shall not, for as long as he remains an Executive of Nobel Biocare and during a period of twelve (12) months after effective termination of his employment with Nobel Biocare (“Non-Competition Period”), alone, jointly with, as manager, as agent for or Executive of any person or as a shareholder directly or indirectly carry on or be engaged, concerned or interested in any business competitive to the business of Nobel Biocare with an effect in Switzerland, European Community or any other country for which Executive possesses and will possess knowledge of Confidential Information.

Executive shall not during the Non-Competition Period (i) solicit, induce or attempt to induce any person who is an Executive of Nobel Biocare to leave Nobel Biocare or to engage in any business that competes with Nobel Biocare; (ii) hire or assist in the hiring of any person who is an Executive of Nobel Biocare to work for any Business that competes with Nobel Biocare; (iii) solicit, induce or attempt to induce any person or company that is a customer of Nobel Biocare to discontinue or modify its customer relationship with Nobel Biocare, or (iv) make in a private or public context statements about Nobel Biocare (or its customers, employees or other affiliates) which are harmful to its business or its reputation. The leaving of an Executive or the modification of a customer relationship in itself does not constitute a violation of this section unless Executive has during the Non-Competition Period solicited, induced or attempted to induce such leaving or modification of customer relationship.

2.
During the twelve (12) months of non-competition and non-solicitation obligation after the effective termination of his employment agreement Nobel Biocare will continue to pay Executive’s last paid Annual Base Salary in twelve (12) equal monthly installments, provided that he fully complies with those obligations. Executive may request Nobel Biocare to waive the post-contractual non-competition obligation; if Nobel Biocare agrees, the obligation to pay monthly installments ceases at this point in time and the Executive is released from all duties stipulated hereunder. Nobel Biocare may not waive payment hereunder unless it is confirmed by an independent legal opinion that the obligation contained herein without the possibility to waive it by the company is contrary to the rules of the so-called Minder ordinance or any successor legislation.

3.
Executive is aware and acknowledges that a violation of his non-competition and non-solicitation obligation may seriously damage Nobel Biocare. In case of violation of these obligations Executive shall pay liquidated damages of one Annual Base Salary. In case of continued violation of the obligation not to compete and not to solicit liquidated damages in the afore-mentioned amount will become due every month as long as the Executive continues to violate. Additionally, Nobel Biocare has the right to claim for any damage, which has been caused by violations of these obligations. A payment of liquidated damages does not release Executive from his obligations of confidentiality, non-competition and non-solicitation. Additionally, if

Executive violates the obligation not to compete, Nobel Biocare shall be entitled to obtain a court’s order for specific performance, as well as adequate injunctive relief or any other adequate judicial measure, to immediately stop such violation (“Realexekution”).

4.
As from the settlement of the Danaher offer announced on September 15, 2014 the obligations of the Executive enumerated herein shall extend not only to Nobel Biocare but also to the dental business of the Danaher group.

5.	We herewith confirm our mutual agreement regarding the specific situation of your Employment Agreement with Nobel Biocare as follows:

a.
It is explicitly understood and agreed between Nobel Biocare Services AG and you, that you are the owner of Dental X Hans Geiselhöringer GmbH & Co. KG, Munich, Germany, and indirectly of Medtech Strategic Services AG, Küsnacht, Switzerland, and that these companys will continue to provide services to the nobel Biocare Group if so requested.

b.
The parties explicitly agree that you will be permitted to pursue your activities as global speaker on esthetical dental solutions and that you will provide services to third parties through Dental X Hans Geiselhöringer GmbH & Co. KG, Munich, Germany, and Medtech Strategic Services AG, Küsnacht, Switzerland.

We kindly ask you to confirm your agreement to the conditions of employment by countersigning below.
Your sincerely
Nobel Biocare Services AG

Place, Date	23 September 2014

/s/ Richard Laube		/s/ Jörg von Manger-Koenig
Richard Laube		Jörg von Manger-Koenig
CEO		Executive Vice President Legal,
Compliance & Human Resources

/s/ Hans Geiselhöringer
Hans Geiselhöringer
Executive Vice President Global Research,
Products & Development

AMENDMENT TO HANS GEISELHÖRINGER EMPLOYMENT AGREEMENT BETWEEN
(1)Nobel Biocare Services AG (“Company”) and
(2)Hans Geiselhöringer (“Executive”)
(Together, the “Parties”)
(“Amendment Agreement”)
The Parties agree to the following amendments of Executive’s employment agreement dated 23 September 2014 which includes the addendum to section 12 (collectively the “Employment Agreement”). This Amendment Agreement shall come into effect upon the signature of the Executive.
The following provisions shall amend, replace or supersede existing provisions or terms of the Employment Agreement. In the event of conflicting provisions, the terms and conditions of this Amendment Agreement shall prevail.
1.The parties agree that paragraph 4 of the Employment Agreement shall be deleted in its entirety and replaced with the following provision:
4. Short Term Incentive
As of 1 January 2015, Executive shall be eligible to participate in Danaher Corporation’s Incentive Compensation Program (ICP) with a target of 50% of the Annual Base Salary, subject to the ICP’s terms and conditions in effect from time to time.
The Incentive Compensation Plan is based on different components to be redefined by the Employer on an annual basis. The relevant components and their respective weighting will be communicated annually.
2.The parties agree that paragraph 5 of the Employment Agreement shall be deleted in its entirety and replaced with the following provision:
5. Long Term Incentive
Executive’s treatment of current LTI awards of Nobel Biocare Group will be as provided in the 19 August 2014 determination by the Nomination and Compensation Committee.
Executive will be eligible to be recommended for equity awards as part of Danaher Corporation’s equity compensation program. Any awards will be solely governed by the terms and conditions set forth in Danaher’s 2007 Stock Incentive Plan and in the particular form of award agreement required to be signed with respect to each award. Any equity awards are discretionarily implemented without implying any custom or creating precedent of any kind. Such equity award is not granted in compensation for Executive’s work, nor as an additional remuneration. The parties expressly agree that any equity awards will not be considered for salary integration purposes.
3.In Appendix to Section 12 of the Employment Agreement, all references to “Nobel Biocare” shall be amended to “Nobel Biocare Group” as defined in the Employment Agreement.
The remaining terms of the Employment Agreement shall be unaffected by the changes stated above.
Any amendments and/or supplements to this Amendment Agreement or the Employment Agreement may be validly made only by a written annex to this Amendment Agreement that is signed by both Parties and is deemed to form part of this Amendment Agreement.
This Amendment Agreement is drawn up and signed in counterparts in duplicate, one copy for each party.

AGREED:

Signed for and on behalf of Nobel Biocare Services AG

Signed:	/s/ Richard Laube	Date:	18 June 2015
Print Name:	Richard Laube
Title:

Signed:	/s/ Hans Geiselhöringer	Date:	18 June 2015

AMENDMENT TO EMPLOYMENT AGREEMENT
BETWEEN

(1)	Nobel Biocare Services AG (the “Company”) and

(2)	Hans Geiselhöringer (the “Employee”)
(“Amendment Agreement”)
RECITALS
Danaher Corporation (“Danaher”) has announced that its Dental business will become a publicly traded company by way of an initial public offering (the “Dental IPO”), and it is anticipated the Dental IPO will be completed in late 2019.
In anticipation of the Dental IPO, the parties agree to the following amendments of Employee’s employment contract and prior amendments thereto (collectively, the “Employment Contract”). This Amendment Agreement will take effect upon the closing of the Dental IPO (the “Closing”). Upon the Closing, the Company, along with other Danaher Dental operating companies, will be organized as one business, Envista Holdings Corporation (“Envista”).
As of the Closing, the Employment Contract is hereby modified by the following provisions which shall amend the Employment Contract and, where applicable, replace or supersede existing provisions or terms concerning those subject matters:

1.	JOB TITLE
The Employee’s Job title will be: Senior Vice President, Envista and President, Nobel Biocare Systems.

2.	INCENTIVE COMPENSATION
The Employee will eligible to participate in the Incentive Compensation Plan (“ICP”) with a target bonus of 70% of the Employee’s annual base salary, subject to periodic review. Normally, ICP payments are made during the first quarter of the following calendar year. This bonus is based on a Company Financial Factor and a Personal Performance Factor which are determined each year. The Employee will be paid his full 2019 bonus under the ICP by the Company in the normal course.

3.	CONFIDENTIALITY, INTELLECTUAL PROPERTY AND RESTRICTIVE COVENANTS
The Employee must execute the accompanying Protection of Proprietary Rights Agreement (the “PPRA”), which is incorporated into this Agreement and forms part of the terms of Employee’s employment. The Employee agrees that he will affirm his commitment to comply with the PPRA, or execute a replacement for the PPRA, each from time to time as the Company requires.

4.	STANDARDS OF CONDUCT
The Employee agrees to abide by the Envista Standards of Conduct (the “Standards”), in effect and as amended from time to time, agrees to complete all related training as required, and agrees to annually recertify adherence to the Standards.

5.	GENERAL
This Amendment Agreement supersedes all previous oral or written understandings or agreements, if any, made by or with the Company regarding the above amendments to the Employment Contract. Further, the Employee acknowledges and agrees that he has not, will not and cannot rely on any representations not expressly made herein.
If any portion of this Amendment Agreement, the PPRA or the Employment Contract is held unenforceable, the parties agree that a court of competent jurisdiction may modify the agreement (by adding or removing language) or sever unenforceable provisions in order to render this Amendment Agreement or the PPRA enforceable to the fullest extent permitted by law.
The remaining terms of the Employment Contract shall be unaffected by the changes listed above.
Any amendments and/or supplements to this Amendment Agreement and the PPRA must be in writing.
This Amendment Agreement shall be governed by laws of Switzerland.

Signed for and on behalf of Nobel Biocare Services AG

Signed:	/s/ Amir Aghdaei	Date: 8/1/2019

Print Name: Amir Aghdaei

Title:	DHR GE, Dental President

I agree that my Employment Contract shall be varied by the revised terms set out in this Amendment Agreement.

Signed:	/s/ Hans Geiselhöringer	Date: 7/31/2019
Hans Geiselhöringer